UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
No. 333-178155

UNDER

THE SECURITIES ACT OF 1933

MOLEX INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-7491	36-2369491
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2222 Wellington Court, Lisle, Illinois 60532

(Address of principal executive offices) (Zip Code)

2008 Molex Stock Incentive Plan

Molex Employee Stock Purchase Plan

(Full title of the plan)

Mark R. Pacioni

Secretary

Molex Incorporated

2222 Wellington Court

Lisle, Illinois 60532

(Name and address of agent for service)

(630) 969-4550

(Telephone number, including area code, of agent for service)

N/A

(Former name or former address, if changed since last report)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Molex Incorporated, a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 333-178155) filed with the Securities and Exchange Commission on November 23, 2011 (the “Registration Statement”) registering 9,100,000 shares of the Company’s Class A common stock, par value $0.05 per share (the “Class A Common Stock”), by deregistering all of the Class A Common Stock registered on the Registration Statement that has not been sold or offered or otherwise remains unissued.

On September 9, 2013, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Koch Industries, Inc., a Kansas corporation (“Parent”), and Koch Connectors, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Parent.  In accordance with the terms of the Merger Agreement, on December 9, 2013 the Merger was consummated.  At the effective time of the closing of the Merger (the “Effective Time”), each share of the Company’s Common Stock, par value $0.05 per share, Class A Common Stock and Class B Common Stock, par value $0.05 per share, issued and outstanding immediately prior to the Effective Time was automatically converted into the right to receive $38.68 per share in cash, without interest, which includes a payment adjustment amount equal to $0.18 as provided in the Merger Agreement.  Therefore, the Company has ceased to be a publicly traded company, and in connection with the Merger, the Company is terminating its offering of securities pursuant to the Registration Statement.

In accordance with the undertaking contained in Part II, Item 9(3) of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company files this Post-Effective Amendment No. 1 to terminate the effectiveness of the Registration Statement and to remove from registration all shares of the Class A Common Stock which remain unissued under the Registration Statement as of the date hereof, if any.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLEX INCORPORATED

Date: December 9, 2013
	By:	/s/ Mark R. Pacioni
Mark R. Pacioni
Secretary